Exhibit 10.1

M I N I N G   L E A S E   A N D   A G R E E M E N T
THIS LEASE and AGREEMENT, made this 22nd day of January, 2013 by and between William I. Guy, Dalton Gardens, Idaho (hereinafter called "Owner") and SOUTH AMERICAN GOLD CORPORATION, a Nevada corporation (hereinafter called "South American")
WITNESSETH:

1.           Owner represents that subject to the paramount title of the United States, it is the sole and only owner of the unpatented mining claims situated in Whatcom County, Washington, described on the attached Exhibit A (hereinafter referred to as the "Property"); that each of the unpatented claims included in the Property has been validly located, filed and recorded in compliance with the laws of the State of Washington  and of the United States as they relate to location and recordation of such claims; that Owner has timely complied with all of the filing provisions of the Federal Land Policy and Management Act (43 U.S.C. Section 1701, et seq.) as they pertain to the unpatented claims included within the Property and that such claims are valid and subsisting mining claims; located  for the Owner on September 1, 2012, thus no assessment work, recordings and filings need to be  completed in accordance with the applicable state and federal statues pertaining to assessment work before August 31 2013; that Owner's rights in the Property are not subject to any prior agreement, encumbrance, burden or restriction created by any act or instrument of Owner; the Property is free from liens and encumbrances and adverse claims by third parties; and that the Property is not burdened with any royalties, overriding royalties or payments on production.

2.           Owner hereby grants, lets and leases to South American the Property, for the term hereof, together with all ores and minerals of every kind, except oil and gas, in, on or under the Property, with the exclusive right to prospect and explore for, mine by underground or open pit methods, mill, prepare for market, store, sell and dispose of the same, together with all such rights-of-way, easements, water and water rights, of every kind and nature, through, over, on or appertaining to the Property, and the right to erect, maintain and operate thereon and therein, buildings, structures, machinery and equipment, and to use, occupy and disturb so much of the surface of the Property as South American may determine to be useful, desirable or convenient for the exercise by South American of any and all of its rights hereunder. In the event Owner acquires rights to any additional interests in the Property after the execution of this Agreement, all such additional interests shall be subject to this Agreement.
3.           If Owner's title is less than as stated in Section 1 hereof or is subject to a superior adverse interest, all payments, including advance royalties, without limitation, to be made to Owner hereunder shall be reduced to the same proportion thereof as the undivided interest owned by the Owner bears to the entire interest in the Property.
South American shall have sole discretion to determine the extent of its work on the Property and the time or times for beginning, continuing or resuming mining operations thereon. All activities carried out by South American under this Agreement shall conform in all respects to the laws and regulations of the State of Washington and the United States.
4.           The term of this Agreement shall begin with the date hereof and shall continue to and until the fifteenth anniversary of such date and so long thereafter as minerals are produced on the Property, but subject to earlier termination as herein provided.
5.           Until this Agreement is sooner terminated, South American shall pay Owner advance royalty payments in accordance with the following schedule:

Advance Royalty Payment                             Payable On Or Before
$500                                              On or before 1/15/2013
$750                                              Anniversary Date, 2014
$750                                              Anniversary Date, 2014-29, inclusive

The Advance Royalty payments payable to Owner pursuant to this paragraph shall be credited to and recoverable from Production Royalty payments payable by South American to owner, as provided below. Said right of recovery shall apply to the first such Production Royalty payments accruing and shall continue thereafter until South American has recovered the full amount of previously paid Advance Royalty payments.

The annual Advance Royalty payments shall be increased or decreased yearly on the date of payment on such royalty by the percentage that the Producer Price Index for Industrial Commodities as published in the U.S. Department of Labor, Bureau of Labor Statistics bulletin bears to the amount of the royalty to be paid. Such index was 103.0% on the date of the execution of this Agreement.
South American shall pay to Owner a Production Royalty of two percent (2%) of net smelter returns. Net smelter returns shall be calculated for each calendar quarter in which net smelter returns are realized, and such royalty payments as are due Owner hereunder shall be made within thirty (30) days following the end of the calendar quarter in which the net smelter returns were realized. Such payments shall be accompanied by a statement summarizing the computation of net smelter returns.
Quarterly royalty payments will be provisional and subject to adjustment at the end of each accounting year.
The term "net smelter returns" as used herein shall mean the net proceeds received by South American from the sale of minerals from the Property after deductions for all of the following:
i)
Custom smelter costs, treatment charges and penalties including, but without being limited to, metal losses, penalties for impurities and charges or deductions for refining, selling, and transportation from smelter to refinery and from refinery to market; provided, however, in the case of leaching operations, all processing and recovery costs incurred by South American beyond the point at which the metal being treated is in solution shall be considered as treatment charges (it being agreed and understood, however, that such processing and recovery costs shall not include the cost of mining, crushing, dump preparation, distribution of leach solutions or other mining and preparation costs up to the point at which the metal goes into solution);

ii)	Cost of transporting mineral product from the concentrator to a smelter or other place of treatment; and

iii)	Production taxes, severance taxes and sales, privilege and other taxes measured by production or the value of production.
All payments and royalties payable hereunder may be made by South American's check, and delivery thereof shall be deemed completed on the mailing thereof to Owner.
6.           South American will perform a minimum of $500.00 in assessment work for the benefit of the Property for the assessment year ended September 1, 2013, and a cumulative minimum of $500.00 for every assessment year thereafter in which South American continues this Lease beyond July 1 of the assessment year. For each year in which South American performs assessment work, it will record and file, as required by law, the affidavit of such assessment work.
On or before February 28 of each year, South American shall provide Owner a report of activities on the Property for the preceding year, which report will be limited to factual data such as maps, logs and other pertinent information. Owner shall treat such data as confidential and shall not disclose it to third parties without the prior written consent of South American.
7.           Upon request, Owner will make available such abstracts of title or other title records pertaining to the Property which he may have to aid South American in any title searching it may wish to undertake. South American may remedy any title defects which Owner fails to remedy at South American's request, but expenses so incurred by South American shall be chargeable against any Production Royalties which may accrue hereunder to Owner.
South American may investigate and cure as it sees fit any defects in the title, location, recordation or filing of the unpatented mining claims comprising the Property, and Owner agrees to cooperate fully with the curing of said deficiencies at the expense of South American. Owner additionally agrees that South American at its discretion, may relocate, amend, restake, refile and rerecord any particular mining claim or claims in the Property or documents associated herewith. Where required for restaking or relocation, Owner agrees to execute notices of abandonment of mining claims, and, in turn, South American agrees that any relocation or restaking will be accomplished in Owner's name.

Owner agrees to apply for a patent for any of the unpatented mining claims upon the request of South American. All expenses authorized by South American in connection with prosecuting patent proceedings shall be borne by South American and the rights of South American under this Lease shall extend to any patented mining claims and any amended location and relocation.
If the United States of any third party attacks the validity of the mining claims included in the Property, South American shall have no obligation to defend their validity.
8.           South American is hereby granted the right to mine or remove from the Property any ores, waste, water or other materials existing therein or thereon, through or by means of shafts or openings which may be sunk or made upon adjoining or nearby property controlled by South American and may stockpile any ores, waste or other materials and/or concentrated products of ores or materials from the Property upon stockpile grounds situated upon any such adjoining or nearby property; and South American may use the Property and any part thereof and any shafts, openings, and stockpile grounds, such or made thereon for the mining, removal and/or stockpiling of any ores, waste, water and other materials and/or concentrated products of ores or materials from any such adjoining or nearby property, or for any purpose or purposes connected therewith, not, however, preventing or interfering with the mining or removal of ore from the Property.
South American may commingle ore from the Property with ore from other properties, either before or after concentration of beneficiation, so long as the data to determine the weight and assay, both of the ore removed from the Property and of other ores to be commingled, are obtained by South American. South American shall use that weight and assay data to allocate the royalties from the commingled ore between the Property and other properties from which the other commingled ore was removed. All such weight, assay and allocation calculations by South American shall be done in a manner recognized by the mining industry as practical and sufficient.

9.           South American's records of all mining operations on the Property pertinent to computation of royalties shall be available for Owner's inspection, but no more than once each quarter. Owner may enter the mine workings and structures on the Property at all reasonable times for inspection thereof, but Owner shall so enter at his own risk and shall indemnify and hold South American harmless against and from any damage, loss of liability by reason of injury to Owner or his agents or representatives while on the Property on or in said mine workings and structures.
10.           South American shall pay all taxes assessed against any personal property which it may place on the Property and shall pay any taxes or increase in taxes assessed against the Property due to its operations thereon. South American may take such action as it deems proper to obtain a reduction or refund of taxes paid or payable by it. Owner shall pay all other taxes assessed against the Property, including all taxes assessed or payable at the time of the execution of this Agreement.
11.           South American shall keep the Property free of all liens for labor or materials furnished to it in its operations hereunder and will indemnify and save harmless Owner against and from any damage, loss or liability by reason of injury to person or damage to property as the result of its operations hereunder, except as provided in Section 9 above. South American may contest the validity of any lien on the Property, and the same shall not be deemed a default unless finally adjudicated to be valid and not discharged by the Owner.
Owner agrees that it will not cause or allow any liens, encumbrances or adverse claims to accrue against the Property, except such as may have been expressly subordinated to this Agreement; and in the event any lien or encumbrance shall hereafter accrue against the Property by act or neglect of Owner, then South American may, at South American's option, pay and discharge the same, and if South American elects so to do, may deduct the amount so paid from any advance royalties, Production Royalties or other payments hereunder, together with interest thereon from the date of payment of said sums at the weighted average of prime rates throughout the year (as established by the Chemical Bank of New York) subject to the application of any Arizona usury statute.

12.           At any time after payment of the amount due on execution hereof, South American may terminate this Agreement by written notice to Owner to that effect.
Upon surrender of termination of this Agreement, and upon written request of Owner made with thirty (30) days following such surrender or termination, South American shall furnish Owner with a complete summary of the factual information obtained as a result of work done by South American on the Property including, but not limited to, logs of all holes drilled thereon, ore values encountered, if any, analyses thereof and pertinent maps and surveys prepared by South American in the course of such work.
13.           If South American defaults in any of its obligations hereunder, Owner may give written notice thereof and specify the default or defaults relied on. If South American has not cured or begun to cure such default within a reasonable time (which shall not, in any case, be less than thirty (30) days), Owner may terminate this Agreement by written notice to South American, provided that if South American shall dispute that any default has occurred, the matter shall be determined by litigation in a court of competent jurisdiction, and if the court shall find South American in default hereunder, South American shall have a reasonable time (which shall not be less than sixty (60) days from receipt of notice of such award) to cure such default, and if so cured, Owner shall have no right to terminate this Agreement by reason of such default.
14.           The term of this Agreement shall be extended by the duration of any event of force majeure, and the obligations of South American under this Agreement shall be suspended and South American shall not be deemed in default or liable for damages or other remedies while South American is prevented from complying therewith by force majeure. For purposes of this Agreement, force majeure shall include, but not be limited to, acts of God, the elements, riots, acts or failure to act on the part of federal or state agencies or courts, inability to obtain necessary permits, inability to secure material or to obtain access to the Property, strikes, lockouts, damage to, destruction or unavoidable shutdown of necessary facilities, or any other matters (whether or not similar to those above mentioned) beyond South American's reasonable control, provided, however, that settlement of strikes or lockouts shall be entirely within the discretion of South American, and provided, further, that South American shall promptly notify Owner thereof and shall exercise diligence in an effort to remove or overcome the cause of such inability to comply.

15.           In the case of termination of this Agreement under the terms hereof or for any cause, South American shall have no further liability or obligation hereunder except for those already accrued at such date of termination. Upon such termination, South American shall surrender the Property to Owner, and upon his request shall deliver to him a written instrument in further evidence of such termination, in appropriate form for recording.  shall have three (3) months after termination within which to remove from the Property all its machinery, equipment, buildings, structures and other items of property belonging to it.
16.           Owner shall not sell, transfer or otherwise dispose, or offer to sell, transfer or otherwise dispose, or accept any offer to sell, transfer or otherwise dispose, of the Property or any interest therein unless Owner first offers by written notice to  (hereinafter referred to as the "Offer") the prior right to purchase, receive or otherwise acquire the same. The Offer shall set forth the nature of the interest in the Property offered for sale, the consideration therefor expressed only in lawful currency of the United States, the terms and conditions of the sale, and the Offer is open for acceptance for a period of sixty (60) days after receipt of the Offer by South American. South American may accept the Offer by delivery of written notice of acceptance to Owner within sixty (60) days after receipt of the Offer by South American. If the Offer is accepted by South American, the sale, transfer or other disposition shall be completed in accordance with the terms of the Offer. If the Offer is not accepted by South American within the time provided, South American shall be deemed to have declined the Offer and Owner may sell, transfer or otherwise dispose of the interest in the Property to a third party, but only for the consideration and only upon the terms and conditions as set out in the Offer and only within the period of ninety (90) days after the expiry of the period for acceptance by South American, and, if the Owner does not do so, the provisions of this section 15 shall again become applicable to the sale, transfer or other disposition of the Property or interest therein, and so on from time to time.

17.           Changes in the ownership of the Property or the rights to receive royalties and advance royalties hereunder occurring after delivery of this Agreement shall not be binding upon South American until it shall receive written notice of such change, together with a certified copy or photographic copy of the recorded documents reflecting such change. No change or division in the ownership of the Property, mineral interests, advance royalties or royalties hereafter accomplished shall operate to enlarge the obligations or diminish the rights of South American hereunder.
18.           All notices hereunder shall be in writing and may be delivered by certified mail, and such mailing thereof shall be deemed the act of giving notice. Such mailed notices shall be addressed to Owner as follows:
William I. Guy
7040 N. Colfax Street
Dalton Gardens, Idaho 83815
And to South American as follows:
South American Gold Corporation
3645 East Main Street, Suite #107
Richmond, Indiana 47374

19.           "Owner" as used herein includes the plural, if there are more than one, and reference to the Owner in one gender includes the other and the plural when appropriate.
20.           Upon request, Owner will execute a short form of Agreement covering the Property for purposes of recording.
21.           Owner and South American may assign their rights under this Agreement, in whole or in part with the prior written consent of South American and Owner respectively, which consent will not be unreasonably withheld, and this Agreement shall be binding upon and inure to the benefit of the parties hereto, their heirs, executors, administrators, successors and assigns. South American may assign this Lease to an affiliated company upon written notice to Owner.

22.           All dollar denominated items in this Agreement refer to U.S. currency.

IN WITNESS WHEREOF, the parties have executed this Mining Lease and Agreement as of the day and year first above written.

/s/  William I. Guy                                                                                        /s/ Raymond DeMotte
William I. Guy                                                                                                     Raymond DeMotte
Owner                                                                                                                   South American Gold Corporation

STATE OF IDAHO                             )
) ss
COUNTY OF KOOTENAI                 )

ON THIS 22nd day of January 2013, before me, the undersigned, a Notary Public in and for the State of Idaho, duly commissioned and sworn, personally appeared William I. Guy known to me or proven to me to be the person who acknowledged to me that she executed the above Mining Lease and Agreement, as indicated above.

/s/ William I. Guy
      William I. Guy

/s/  Bonnie Mori
Notary in and for the County of Kootenai
Residing at:  Cour d'Alaine
My commission expires:  12/08/2015

STATE OF OHIO                               )
                                                               ) ss
COUNTY OF PREBLE                      )

ON THIS 22nd day of January 2013, before me, the undersigned, a Notary Public in and for the State of Ohio duly commissioned and sworn, personally appeared Raymond DeMotte known to me or proven to me to be the person who acknowledged to me that he executed the above Mining Lease and Agreement in his capacity as President, of South American Gold Corporation as indicated above, on behalf of said corporation and that the corporation executed the above Mining Lease and Agreement.

/s/ Raymond DeMotte
      Raymond DeMotte

/s/  Lori E. Ullery
       Lori E. Ullery

Notary in and for the County of Preble
Residing at:  Lewisburg, Ohio  45338
My commission expires:  02/18/2017

EXHIBIT A
to

That certain Mining Lease and Agreement entered into by and between William I. Guy and South American Gold Corporation.

The two (2) unpatented Mining Claims are situated in S ½ Section 27   Township 38 North; Range 17 East, Whatcom County, Washington.

Claim Reference Numbers

BLM Recording Number	County Recording Number

NL # 2 ORMC 169670	2121100607

NL # 4 ORMC 169671	2121100608

A - 1